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Exhibit 5.1

                           OPINION OF McBREEN & KOPKO

December 21, 2001



Sonic Foundry, Inc.
1617 Sherman Avenue
Madison, WI  53704

Re:      Sonic Foundry, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") which you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 567,000 shares of common stock, par value $0.01 (the "S-8 Shares"), of Sonic Foundry, Inc., a Maryland corporation (the "Company"), which are to be offered and sold by the Company pursuant to the MediaSite, Inc. Employee Retention Plan (hereinafter referred to as the "Plan").

     I have examined the Company's Articles of Incorporation and Bylaws; the Company's minute books; the corporate records in connection with the Plan and the sale of the S-8 Shares; and such other documents of the Company as I have considered necessary or appropriate for the purposes of this opinion.

     On the basis of such examinations and reviews, I advise you that I am of the opinion that the S-8 Shares, when offered and sold in the manner provided in the Prospectus contained in the Registration Statement, will be validly issued, fully paid and non-assessable.

     This opinion is limited solely to matter as of the laws of the State of Illinois; the general corporation law of the State of Maryland; and the laws of the United States of America.

     We hereby advise you that Frederick H. Kopko, Jr., a partner of this law firm, is a director of the Company, beneficially owns 183,192 shares of Common Stock and holds options and warrants to purchase an additional 180,000 shares of Common Stock. We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

McBreen & Kopko

By:/s/  McBreen & Kopko
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